Sonic Foundry Announces Fiscal 2020 Second Quarter Financial Results
Company Converts $5.6 Million of Secured Debt into Equity at $5.00 Per Share
MADISON, Wis. - May 14, 2020 - Sonic Foundry, Inc. (OTC Pink Sheets: SOFO), a trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2020 second quarter ended March 31, 2020.
Fiscal 2020 Second Quarter Highlights

•	Billings totaled $9.8 million in the second quarter of 2020; an increase of 31 percent compared to the same period last year

•	Total revenues of $8.7 million compared to $8.0 million in the second quarter of 2019, a 9 percent increase

•	Gross margin was $6.3 million, or 72 percent of sales, compared to $6.0 million, or 75 percent of sales, in the second quarter of 2019

•	Net income attributable to common stockholders of $95,000, or $0.01 per share, compared to $(1.5) million, or $(0.29) per share, in the second quarter of 2019

•	Adjusted EBITDA was $767,000 compared to $(784,000) in the second quarter of 2019

•	Unearned revenue was $11.5 million as of March 31, 2020 and September 30, 2019

Fiscal 2020 Second Quarter Review
Product billings were $3 million during the second quarter of fiscal year 2020 compared to $2.1 million in the same quarter last year. This uptick is due to two factors: first, a large customer refreshed its recorders in the quarter and second, the prior year quarter was impacted by the Company's planned reduction of distribution inventory, which reduced product billings and revenue by $645,000. Service billings, including support, hosting, events and installs were $6.8 million, compared to $5.3 million in the prior year. A large portion of that year-over-year increase, $1 million, is due to a large custom cloud migration project for a customer in the United Kingdom.   While service billings increased in all other categories, our events business was negatively impacted by cancellations due to COVID-19. Our new virtual event offerings allowed us to partially offset the financial consequences.

The company expects to recognize $3.6 million of the current unearned revenue in the third quarter of fiscal 2020. Recurring revenue of $6.7 million was 77 percent of total revenue in the second quarter of 2020, compared to $6.7 million, or 84 percent of total revenue, in the second quarter of 2019.

Cost reduction measures taken in the second half of the last fiscal year have resulted in a $1.4 million, or 19 percent, decrease in operating expenses in the second quarter of 2020 compared to the same period in 2019.

“I’m very pleased with our financial performance for the quarter and in particular the significant improvement in our bottom line. We laid the groundwork before the effects of COVID-19 began to spread, including our initiative to move more customers to the cloud. Working with a large customer to implement a custom cloud project illustrates our efforts are paying off," said Michael Norregaard, CEO of Sonic Foundry.

He continued, “In today’s uncertain environment, we understand how critical the ability to communicate with video is to our customers in the industries they serve, and we will continue to do our best to meet the new challenges they face by strengthening our services and product offerings. The efforts we undertook last year to improve our execution and reduce operational expenses will be beneficial as we go forward."

Conversion of $5.6 Million of Secured Debt into Equity at $5.00 Per Share

The Company also announced it has agreed to convert $5.6 million of existing secured debt to Mark Burish, the Company’s Chairman, into shares of its common stock at $5.00 per share. The transaction was recommended by the Company’s Special Committee of Independent and Disinterested Directors and unanimously approved by all disinterested directors of the Company. As previously announced, the debt originated in March 2019 when Mr. Burish loaned $5 million to the Company to retire a line of credit that had matured with Silicon Valley Bank. Silverwood Partners, the Special Committee's financial advisor, issued a fairness opinion in connection with the transaction.

Following the previously announced intention to pursue a transaction whereby Mr. Burish would purchase all outstanding shares of common stock not presently held by Mr. Burish at $5.00 per share, a number of shareholders advised that they were opposed to the transaction and that opportunities available to the Company now, in view of the distance learning environment occasioned by the COVID virus crisis, may provide pathways to achieve greater value. Concerned that a proposal would not obtain the required shareholder approval, the Company and Mr. Burish agreed to not pursue the transaction at this time, and instead pursue other strategic alternatives to enhance both Company and shareholder value, improve the Company's financial position, and provide the Company with resources to further its growth opportunities.

David Slayton and Nelson Murphy, members of the Special Committee, said, "We are pleased to announce that we can eliminate $5.6 million in debt, which will significantly strengthen the financial position of the Company and allow it to better capitalize on any new market opportunities presented by the needs of higher education, as well as other public and private institutions. We are confident that this will provide the Company with greater flexibility to seek to accomplish that goal."

They continued, “Although a thorough process was conducted, no interest was received that was equal to or superior to Mr. Burish’s $5.00 bid. Nevertheless, we believe it to be in the best interest of the shareholders to better position the Company financially to pursue a growth strategy in the dramatically changed market circumstances resulting from the pandemic outbreak.”

Sonic Foundry had previously announced that its Special Committee retained Silverwood Partners LLC, a Boston-based investment banking firm specializing in digital media technology, to evaluate strategic alternatives for Sonic Foundry to enhance shareholder value and its Mediasite video streming and video management solutions business. Gordon Feinblatt LLC, Baltimore, Maryland, was also retained by the Special Committee as its independent legal counsel.

Non-GAAP Financial Information
To supplement and enhance the reader’s understanding of our operating performance, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. A reconciliation of net loss to adjusted EBITDA for the second quarter ended March 31, 2020 and 2019 are included in the release.

About Sonic Foundry®, Inc.
Sonic Foundry (OTC Pink Sheets:SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.sonicfoundry.com and @mediasite.
© 2020 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.
Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:
Media:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share and per share data)

	March 31, 2020	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$4,586	$4,295
Accounts receivable, net of allowances of $135 and $135	6,344	6,532
Inventories, net of reserves of $30 and $0	602	558
Investment in sales-type lease, current	11	163
Capitalized commissions, current	334	464
Prepaid expenses and other current assets	910	972
Total current assets	12,787	12,984
Property and equipment:
Leasehold improvements	1,121	1,121
Computer equipment	6,499	5,610
Furniture and fixtures	1,291	1,233
Total property and equipment	8,911	7,964
Less accumulated depreciation and amortization	6,838	6,396
Property and equipment, net	2,073	1,568
Other assets:
Investment in sales-type lease, long-term	159	134
Capitalized commissions, long-term	102	106
Right-of-use assets under operating leases	1,972	—
Other long-term assets	384	388
Total assets	$17,477	$15,180
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,994	$843
Accrued liabilities	1,649	2,216
Unearned revenue	9,453	9,610
Current portion of finance lease obligations	155	194
Current portion of operating lease obligations	1,160	—
Current portion of notes payable and warrant debt, net of discounts	1,915	968
Total current liabilities	16,326	13,831
Long-term portion of unearned revenue	2,055	1,842
Long-term portion of finance lease obligations	130	179
Long-term portion of operating lease obligations	840	—
Long-term portion of notes payable and warrant debt, net of discounts	4,743	5,429
Derivative liability, at fair value	72	9
Other liabilities	142	143
Total liabilities	24,308	21,433
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—

9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; zero shares issued and outstanding, at amounts paid in	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 6,800,037 and 6,749,359 shares issued, respectively and 6,787,321 and 6,736,643 shares outstanding, respectively	68	67
Additional paid-in capital	203,884	203,735
Accumulated deficit	(210,065)	(209,340)
Accumulated other comprehensive loss	(549)	(546)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ deficit	(6,831)	(6,253)
Total liabilities and stockholders’ deficit	$17,477	$15,180

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Revenue:
Product and other	$2,812	$1,796	$4,867	$3,547
Services	5,854	6,201	11,814	11,952
Total revenue	8,666	7,997	16,681	15,499
Cost of revenue:
Product and other	1,158	645	1,989	1,296
Services	1,247	1,359	2,595	2,550
Total cost of revenue	2,405	2,004	4,584	3,846
Gross margin	6,261	5,993	12,097	11,653
Operating expenses:
Selling and marketing	3,057	3,836	6,453	7,779
General and administrative	1,176	1,345	2,617	2,883
Product development	1,499	1,935	3,089	3,768
Total operating expenses	5,732	7,116	12,159	14,430
Income (loss) from operations	529	(1,123)	(62)	(2,777)
Non-operating expenses:
Interest expense, net	(218)	(227)	(481)	(381)
Other expense, net	(58)	(11)	(43)	(3)
Total non-operating expenses	(276)	(238)	(524)	(384)
Income (loss) before income taxes	253	(1,361)	(586)	(3,161)
Income tax expense	(158)	(125)	(139)	(113)
Net income (loss)	$95	$(1,486)	$(725)	$(3,274)
Dividends on preferred stock	—	(45)	—	(98)
Net loss attributable to common stockholders	$95	$(1,531)	$(725)	$(3,372)
Loss per common share
– basic	$0.01	$(0.29)	$(0.11)	$(0.64)
– diluted	$0.01	$(0.29)	$(0.11)	$(0.64)
Weighted average common shares
– basic	6,785,180	5,278,500	6,760,779	5,232,449
– diluted	6,933,227	5,278,500	6,760,779	5,323,449

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended March 31,
	2020	2019
Operating activities
Net loss	$(725)	$(3,274)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of other intangibles	150	97
Depreciation and amortization of property and equipment	433	516
Provision for doubtful accounts - including financing receivables	9	26
Stock-based compensation expense related to stock options and warrants	86	219
Deferred loan interest to related party	264	—
Stock issued for board of director fees	64	—
Remeasurement loss (gain) on derivative liability	63	(7)
Changes in operating assets and liabilities:
Accounts receivable	175	1,354
Financing receivables	—	(2)
Inventories	(45)	(612)
Investment in sales-type lease	126	—
Capitalized commissions	134	105
Prepaid expenses and other current assets	64	(25)
Right-of-use assets under operating leases	562	—
Operating lease obligations	(578)	—
Other long-term assets	4	—
Accounts payable and accrued liabilities	(162)	89
Other long-term liabilities	(1)	(33)
Unearned revenue	57	(1,704)
Net cash provided by (used in) operating activities	680	(3,251)
Investing activities
Purchases of property and equipment	(118)	(222)
Net cash used in investing activities	(118)	(222)
Financing activities
Proceeds from notes payable	463	4,500
Proceeds from lines of credit	—	8,748
Payments on notes payable	(618)	(333)
Payments on lines of credit	—	(9,186)
Payment of debt issuance costs	—	(110)
Proceeds from issuance of preferred stock and common stock	—	5
Proceeds from exercise of common stock options	1	—
Payments on finance lease obligations	(124)	(134)
Net cash provided by (used in) financing activities	(278)	3,490
Changes in cash and cash equivalents due to changes in foreign currency	7	(24)
Net increase (decrease) in cash and cash equivalents	291	(7)
Cash and cash equivalents at beginning of year	4,295	1,189
Cash and cash equivalents at end of year	$4,586	$1,182
Supplemental cash flow information:
Interest paid	$479	$264
Income taxes paid, foreign	90	160
Non-cash financing and investing activities:
Property and equipment financed by finance lease or accounts payable	821	112
Debt discount	—	676
Preferred stock dividends paid in additional shares	—	98
Conversion of preferred shares	—	563

Sonic Foundry, Inc.
Condensed Consolidated Non-GAAP Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019

Net income (loss)	$95	$(1,486)	$(725)	$(3,274)
Add:
Depreciation and amortization	262	294	583	613
Income tax expense	158	125	139	113
Interest expense	218	227	481	381
Stock-based compensation expense	34	56	86	219
Adjusted EBITDA	$767	$(784)	$564	$(1,948)